EXHIBIT 99.1

NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS

Olathe, Kansas (March 11, 2010) - Elecsys Corporation (NASDAQ: ESYS), a developer of machine to machine (M2M) data acquisition, telemetry, and analysis systems for critical industries  and a provider of custom electronic assemblies and displays for industries where high quality, reliability, and innovation are paramount, today announced its financial results for the third fiscal quarter ended January 31, 2010.

Sales for the quarter were $4,741,000, a decrease of 6%, or $291,000, from the third quarter of fiscal 2009 and an increase of $740,000, or 18%, from the previous quarter.  Total sales year-to-date decreased 31%, or $5,437,000, to $12,361,000.  The Company continued to experience the effects of a weakened economy, which resulted in cautious order patterns from existing customers and some delays in bookings from developing customers during the preceding quarters in late fiscal 2009 and early in fiscal 2010.

Sales for the EDMS segment of the Company were approximately $2,763,000, an increase of $37,000, or 1%, from $2,726,000 in the comparable quarter in the prior year.  Sales of proprietary products and services were $1,978,000 for the three-month period ended January 31, 2010, a $328,000, or 14%, decrease from sales of $2,306,000 in the comparable quarter in the prior year.  Proprietary product sales were impacted from fewer handheld computer hardware units sold as compared to the previous year.  However, the Company completed the development of its new handheld model FW950 during the previous fiscal quarter and made initial shipments of the new model during the current fiscal quarter.  Sales of the Company’s Pipeline Watchdog products and related services increased $299,000, or 29% from the same period in the prior fiscal year as a result of continued increases in customer orders.  Sales for eXtremeTAG products totaled approximately $8,000 for the current period and $46,000 since the acquisition of the product line in June 2009.

Total consolidated backlog at January 31, 2010, consisting of both EDMS and proprietary product orders, was approximately $3,933,000, an increase of $866,000, or 28.2%, from a total backlog of $3,067,000 on April 30, 2009 and a decrease of approximately $1,019,000 from a total backlog of $4,952,000 on October 31, 2009.  The increase in the backlog from the end of the prior fiscal year is the result of increases in orders from current and new customers of our electronic design and manufacturing services as well as orders for our proprietary products.

The Company anticipates slightly higher sales in its EDMS segment in the coming fiscal quarters compared to the previous quarterly periods as a result of both the addition of several new customers and the continued transition of several projects from the Company’s engineering design group into production.  The Company also expects its proprietary products and services to contribute to an overall increase in sales during the remainder of the current fiscal year and into the next fiscal year due to existing orders in our backlog and anticipated orders from new and existing customers.  This increase is expected to include the Company’s WatchdogCP remote monitoring products, additional shipments of the new ultra-rugged Radix FW950 handheld computers from new customer orders, increased customer interest and sales of the Company’s eXtremeTAG RFID solutions, and the addition of SensorCast remote monitoring products and customers.

Gross margin was approximately 32% of sales, or $1,513,000, for the three-month period ended January 31, 2010, compared to 38% of sales, or $1,921,000, for the prior year period.   Gross margin for the nine-month period also decreased to 31% of sales, or $3,882,000.  The decrease in gross margin resulted from lower sales volumes, a decrease in production efficiency as a result of sales volume, and the impact of some sales at lower margins.

Selling, general and administrative expenses were approximately $1,427,000 during the period compared with $1,695,000 in the prior year period.  The lower expenses were primarily due to the decrease in personnel and personnel-related expenses, facility and office expenses and a decrease in overall travel expenses.  The Company did incur approximately $77,000 of acquisition and integration expenses during the period as a result of its acquisitions during the past fiscal year.  Total SG&A expenses decreased $624,000, or 12%, for the current nine-month period ended January 31, 2010, as compared to the comparable period of the prior year.

Income before taxes for the quarter was $2,000, compared to income before taxes of $135,000 for the same quarter in the prior year.  For the first nine months of fiscal 2010, the loss before taxes was $1,157,000, a change from income before taxes of $1,079,000 reported in the first nine months of fiscal 2009.

Net income was $64,000, or $0.02 per diluted share, for the quarter ended January 31, 2010.  For the quarter ended January 31, 2009, net income was $213,000, or $0.06 per diluted share.  For the nine month period ended January 31, 2010, net loss totaled $654,000, or $0.19 per diluted share, while net income for the comparable prior year period was $747,000, or $0.22 per diluted share.

Karl B. Gemperli, President and Chief Executive Officer, stated, “We continue to experience challenges given the current global economic conditions, but are pleased to report improving revenues and bottom line results.  Through leveraging our established market position, further penetrating our target markets, and building new customer relationships, sales increased over 18% from the previous quarter.  Over the last year, we also took measures to control costs and keep our operations lean which preserved our margins, achieved a reduction in SG&A expenses of over 15% compared to the prior year, and returned the Company to profitability this quarter.  These reductions in operating expenses were achieved while continuing to make substantial investments in new product and market development that are vital to our continued growth."

Gemperli continued, "We believe that our committed investments in new product development have resulted in a market leading suite of integrated M2M solutions that present exciting opportunities for growth in the rapidly growing industries we are targeting.  Our recent acquisition of SensorCast and its innovative communication technologies further broadens our offering of M2M solutions and opens up new sectors of the energy exploration, production, transmission, and distribution markets.  In addition, we believe the international sales and marketing initiatives for all our brands currently underway will increase our business over the coming quarters.  Although global economic conditions are uncertain and still present challenges, based on orders in backlog, expected proprietary product sales, and new business opportunities, we foresee positive trends in both revenues and earnings during the coming quarters.”

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions for critical industrial applications worldwide.  Elecsys proprietary equipment and services encompass rugged wireless remote monitoring, mobile computing, and radio frequency identification (RFID) technologies that are deployed wherever high quality and reliability are essential.  Elecsys also provides integrated displays and custom electronic assemblies to numerous industries worldwide.  Our primary markets include energy production and distribution, agriculture, natural resource management, aerospace, safety and security systems, and transportation.  Elecsys markets and supports its proprietary technology and products under its Pipeline Watchdog, Radix, eXtremeTAG, and DCI brand names.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2009. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels Elecsys Corporation (913) 647-0158, Phone (913) 982-5766, Fax investorrelations@elecsyscorp.com

Media Inquiries Contact:	Mary Ann Roe (913) 647-0158, Phone (913) 982-5766, Fax maryann.roe@elecsyscorp.com

Elecsys Corporation and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2010	2009	2010	2009
Sales	$4,741	$5,032	$12,361	$17,798
Cost of products sold	3,228	3,111	8,479	11,038
Gross margin	1,513	1,921	3,882	6,760

Selling, general and administrative expenses	1,427	1,695	4,743	5,367

Operating income (loss)	86	226	(861)	1,393

Financial income (expense):
Interest expense	(82)	(92)	(295)	(316)
Interest income	(2)	1	(1)	2
	(84)	(91)	(297)	(314)

Net income (loss) before income taxes	2	135	(1,157)	1,079

Income tax (benefit) expense	(62)	(78)	(503)	332

Net income (loss)	$64	$213	$(654)	$747

Net (loss) income per share information:
Basic	$0.02	$0.06	$(0.19)	$0.23
Diluted	$0.02	$0.06	$(0.19)	$0.22

Weighted average common shares outstanding:
Basic	3,552	3,296	3,460	3,292
Diluted	3,680	3,435	3,460	3,443